THE SARATOGA ADVANTAGE TRUST

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is made as of this 1st day of November, 2015 by and between James Alpha Management, LLC, a Delaware limited liability company (“James Alpha Management”) and James Alpha Advisors, LLC, a New York limited liability company (“James Alpha Advisors”), and is approved by The Saratoga Advantage Trust (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

WITNESSETH  THAT:

WHEREAS, James Alpha Management and the Trust are parties to an Investment Management Agreement (the “Management Agreement”) with respect to each of the Trust’s separate investment series listed on Appendix A (the “Portfolios”); and

WHEREAS, as the result of a proposed reallocation of investment management services between James Alpha Management and James Alpha Advisors with respect to the Portfolios, James Alpha Management has informed the Trust that James Alpha Management no longer intends to provide investment management services to the Portfolios under the Management Agreement and that James Alpha Management wishes to assign all of its duties and obligations under the Management Agreement to James Alpha Advisors and have James Alpha Advisors assume the role of investment manager to the Portfolios; and

WHEREAS, James Alpha Advisors has indicated its willingness to accept such assignment and to assume James Alpha Management’s duties and obligations under the Management Agreement between James Alpha Management and the Trust; and

WHEREAS, James Alpha Advisors possesses the personnel, resources and expertise necessary in order to serve as investment manager to the Portfolios; and

WHEREAS, certain employees of James Alpha Management currently having responsibility for the investment management and oversight of the Portfolios will become employees of James Alpha Advisors in connection with the proposed assignment; and

WHEREAS, James Alpha Management and James Alpha Advisors are deemed to be affiliates of one another for purposes of the 1940 Act due to the fact that they are under the common control of James Alpha Holdings, LLC, and the assignment contemplated hereunder is being made in reliance upon Rule 2a-6 under the 1940 Act; and

WHEREAS, at a meeting of the Board of Trustees of the Trust (the “Board”) held on October 29, 2015, the Portfolios were approved by action of the Board to be added to the

Management Agreement in connection with the assignment and assumption contemplated herein with respect to the Portfolios;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. ASSIGNMENT. James Alpha Management hereby assigns to James Alpha Advisors all of James Alpha Management’s duties and obligations with respect to the provision of investment management services to the Portfolios under the Management Agreement.

2. ASSUMPTION. James Alpha Advisors, intending to be legally bound, hereby agrees to assume all of the duties and obligations of James Alpha Management with respect to the provision of investment management services to the Portfolios as applicable to James Alpha Management under the Management Agreement and accepts the responsibilities and agrees to perform all such services required in connection with the Portfolios.

3. REPRESENTATIONS OF JAMES ALPHA MANAGEMENT. James Alpha Management represents and warrants that: (i) all action required of James Alpha Management to assign its duties and obligations under the Management Agreement with respect to the provision of investment management services to the Portfolios has been taken, and (ii) this Agreement creates a valid and binding agreement enforceable against James Alpha Management in accordance with its terms.

4. REPRESENTATIONS OF JAMES ALPHA ADVISORS. James Alpha Advisors represents and warrants that: (i) James Alpha Advisors is registered as an investment adviser with the U. S. Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended, and its registration is currently in full force and effect; (ii) James Alpha Advisors is capable and is legally empowered to assume the duties and obligations being assigned to it hereunder and to act as investment manager to the Portfolios; (iii) all action required of James Alpha Advisors to assume the duties and obligations being assigned to it hereunder has been taken, and (iv) this Agreement creates a valid and binding agreement enforceable against James Alpha Advisors in accordance with its terms.

5. GOVERNING LAW. This Agreement shall be governed by and enforced in accordance with the laws of the State of New York.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, James Alpha Management and James Alpha Advisors hereby execute this Agreement as of the day and year first above written.

James Alpha Management, LLC

By:

Name:	James S. Vitalie

Title:	President

James Alpha Advisors, LLC

By:

Name:	James S. Vitalie

Title:	Chief Executive Officer

Approved by:

The Saratoga Advantage Trust

By:

Name: Bruce E. Ventimiglia

Title: Chairman, President & CEO

Appendix A

James Alpha Multi Strategy Alternative Income Portfolio
James Alpha Yorkville MLP Portfolio
James Alpha Managed Risk Domestic Equity Portfolio
James Alpha Managed Risk Emerging Markets Equity Portfolio
James Alpha Family Office Portfolio